                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement   [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))


    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         Data Research Associates, Inc.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                         Data Research Associates, Inc.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.



    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

    (3) Filing party:

--------------------------------------------------------------------------------

    (4) Date filed:

--------------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                    [DATA RESEARCH ASSOCIATES, INC. LOGO]




                       DATA RESEARCH ASSOCIATES, INC.




                               January 3, 1997



Dear Shareholder:

         You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Data Research Associates, Inc. to be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri, on Wednesday, February 12, 1997, at 4:00 p.m. CST.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your vote.

         We look forward to seeing you at the Annual Meeting.



                                        Michael J. Mellinger


                                        Michael J. Mellinger
                                        President and Chief Executive Officer

                               ______________

                           THIS PAGE INTENTIONALLY


                                 LEFT BLANK

                               ______________

                 [DATA RESEARCH ASSOCIATES, INC. LETTERHEAD]

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                             St. Louis, Missouri
                                                                 January 3, 1997

         The Annual Meeting of Shareholders of Data Research Associates, Inc., will be held on Wednesday, February 12, 1997, at 4:00 p.m. CST at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri 63105, for the purposes of:

         1.      Electing two Class B directors, to serve for three years;

         2. Considering and voting upon a proposal to approve an amendment of the Company's Director Stock Option Plan to increase the number of shares available for issuance thereunder from 75,000 (adjusted for the 1996 stock dividend) to 175,000 and to amend the expiration date of the Plan from November 18, 1997, to November 18, 2002; and

         3. Transacting such other business as may properly come before the meeting.

         Shareholders of record at the close of business on December 12, 1996, will be entitled to vote at said meeting. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be open at the principal office of Data Research Associates, Inc. at 1276 North Warson Road, St. Louis, Missouri 63132, during usual business hours, to the examination of any shareholder for any purpose germane to the Annual Meeting for 10 days prior to the date thereof.

         A copy of the Annual Report for fiscal 1996 accompanies this notice.

                                              By Order of the Board of Directors

                                                              POLLY C. MELLINGER
                                                                       Secretary

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                 ______________

                            THIS PAGE INTENTIONALLY


                                   LEFT BLANK

                                 ______________

                 [DATA RESEARCH ASSOCIATES, INC. LETTERHEAD]



                               PROXY STATEMENT


                           SOLICITATION OF PROXIES

         The enclosed proxy is solicited by the Board of Directors of Data Research Associates, Inc. (the "Company"), for use at the Annual Meeting of the Company's shareholders to be held at The Ritz-Carlton Hotel, 100 Carondelet Plaza, St. Louis, Missouri 63105, on Wednesday, February 12, 1997, at 4:00 p.m. CST and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. The first mailing of proxies to shareholders will occur on or about January 3, 1997.

                            REVOCABILITY OF PROXY

         If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy.

                                 RECORD DATE

         Shareholders of record at the close of business on December 12, 1996, will be entitled to vote at the Annual Meeting.

                         ACTION TO BE TAKEN UNDER PROXY

         Unless otherwise directed by the giver of the proxy, the person named in the enclosed form of proxy, to-wit, Michael J. Mellinger, will vote:

         (1) FOR the election of Carole Cotton and Donald P. Gallop named herein as nominees for Class B directors of the Company to hold office until the annual meeting of the Company's shareholders in 2000 and until their successors have been duly elected and qualified;

         (2) FOR approval of an amendment of the Company's Director Stock Option Plan to increase the number of shares available for issuance thereunder from 75,000 to 175,000 and to change the expiration date of the Plan from November 18, 1997, to November 18, 2002; and

         (3) according to Mr. Mellinger's judgment on the transaction of such other business as may properly come before the meeting or any adjournments thereof.

         Should any nominee named herein for election as a director become unavailable for any reason, it is intended that the person named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.

                      VOTING SECURITIES, VOTING RIGHTS
                       AND PRINCIPAL SECURITY HOLDERS

         On December 12, 1996, there were 5,521,420 shares of Common Stock, of the par value of $.01 per share ("Common Stock"), outstanding, which constitute all of the outstanding shares of the Company. Each share is entitled to one vote on all matters to come before the Annual Meeting, including the election of directors.

         A majority of the outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on the subject matter is required to elect each director, to approve the amendment to the Director Stock Option Plan and to act on any other matter properly brought before the Annual Meeting. Shares represented by proxies that are marked "withhold authority" with respect to the election of any person to serve on the Board of Directors are deemed to be represented at the meeting as to such matter and will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such proxies will have the same effect as a vote against the nominee as to whom such direction applies. With regard to the amendment and any other matters, abstentions (including proxies which deny discretionary authority on any matters properly brought before the meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against the amendment or any such other matters. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Annual Meeting for purpose of such matter and, therefore, will have no effect even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Annual Meeting.

         As of December 12, 1996, the following persons were known to the Company who may, individually or as a group, be deemed to be the beneficial owners, respectively, of more than 5% of the Common Stock, each of which persons has sole voting and investment power over such Common Stock, except as set forth in the footnotes hereto:

                                            AMOUNT AND NATURE                PERCENT
NAME AND ADDRESS                           OF BENEFICIAL OWNERSHIP           OF CLASS
----------------                           -----------------------           --------
Michael J. Mellinger,                              1,862,647(1)              33.7%
Chairman of the
Board, President and
Chief Executive Officer
of the Company
1276 North Warson Road
St. Louis, Missouri 63132

F. Gilbert Bickel III,                               831,450(2)              15.1%
a Director
607 S. Lindbergh Blvd.
St. Louis, Missouri 63131


---------------

(1) Includes 36,150 shares held by Polly C. Mellinger, wife of Mr. Mellinger, as to which shares Mr. Mellinger disclaims beneficial ownership, and currently exercisable options to acquire 9,000 shares of Common Stock.

(2) Includes 75,000 shares held by Martha Bickel, wife of Mr. Bickel, as to which shares Mr. Bickel disclaims beneficial ownership, and currently exercisable options to acquire 9,000 shares of Common Stock.

                       SECURITY OWNERSHIP OF MANAGEMENT

         On December 12, 1996, the following represented beneficial ownership of Common Stock by the nominees for election as Class B directors, each of the other current directors of the Company, each of the executive officers named in the Summary Compensation Table (see "Executive Compensation" below) and all current directors and executive officers of the Company as a group (each director and officer having sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto):

                                           AMOUNT AND NATURE                 PERCENT
NAME OF BENEFICIAL OWNER                   OF BENEFICIAL OWNERSHIP           OF CLASS
------------------------                   -----------------------           --------
F. Gilbert Bickel III                                831,450(1)              15.1%

Carole Cotton                                         12,300(2)                 *

Donald P. Gallop                                      15,361(2)                 *

Michael J. Mellinger                               1,862,647(3)              33.7%

Howard L. Wood                                        15,361(2)                 *

Katharine W. Biggs                                    14,136(4)                 *

Carl R. Grant                                         14,694(5)                 *

Thomas M. Rafferty                                     1,800(4)                 *

Joseph M. Bonwich                                      5,766(6)                 *

All Current Directors
and Executive Officers as a
Group (9 individuals)                              2,774,915(7)              50.3%

------------------------


*Represents less than 1% of the class.

(1) See Note (2) to the table under "Voting Securities, Voting Rights and Principal Security Holders."

(2) Includes currently exercisable options to acquire 9,000 shares of Common Stock.

(3) See Note (1) to the table under "Voting Securities, Voting Rights and Principal Security Holders."

(4) Includes currently exercisable options to acquire 1,500 shares of Common Stock.

(5) Includes currently exercisable options to acquire 12,750 shares of Common Stock.

(6)      Includes 1,700 shares held in joint tenancy with William T. and Joanne
         T. Bonwich, parents of Mr. Bonwich, the equivalent of 574 shares held in the Company's 401(k) Plan, and currently exercisable options to acquire 600 shares of Common Stock.

(7) Includes currently exercisable options to acquire 61,350 shares of Common Stock.

                  PROPOSAL 1 - ELECTION OF CLASS B DIRECTORS

                 INFORMATION ABOUT THE NOMINEES AND DIRECTORS
                             CONTINUING IN OFFICE

         The Company's Amended and Restated By-laws currently provide for three classes of directors, each class serving for a three-year term expiring one year after expiration of the term of the preceding class, so that the term of one class will expire each year. The terms of the current Class A and Class C directors expire in 1998 and 1999, respectively. The Board of Directors has nominated Carole Cotton and Donald P. Gallop, who are the current Class B directors, for a term expiring at the annual shareholders meeting in 2000. The following table lists the principal occupation of the nominees and the present directors continuing in office for at least the last five years, his or her present positions and offices with the Company, the year in which he or she first was elected or appointed a director (each serving continuously since first elected or appointed), his or her age and his or her directorships in any company with a class of securities registered pursuant to Sections 12 or 15(d) of the Securities Exchange Act of 1934 or in any company registered as an investment company under the Investment Company Act of 1940.

                                                                                                Service as
         Name             Age              Principal Occupation                               Director Since
         ----             ---              --------------------                               --------------
CLASS B NOMINEES--

Carole Cotton(1)           50              President, since November 1990, of CCA                  1992
                                           Consulting Inc., a management consulting
                                           and research firm which focuses exclusively
                                           on the information technology market in
                                           education. Such firm also publishes annual
                                           syndicated studies on both the K-12 and Higher
                                           Education markets.  Ms. Cotton also provided
                                           consulting services to the Company with such
                                           firm's predecessors since 1986.

Donald P. Gallop(1)        64              Attorney-at-law and Chairman of the law                 1992
                                           firm of Gallop, Johnson & Neuman, L.C. for
                                           more than the last five years; Director of Falcon
                                           Products, Inc., and Magna Group, Inc.

CLASS A DIRECTORS--

F. Gilbert Bickel III      52              Vice President of Merrill Lynch, Pierce,                1979
                                           Fenner & Smith, Incorporated, a full service
                                           brokerage firm, since April 1988; Treasurer of
                                           the Company from 1984 to April 1992; Director
                                           of St. John's Bancshares, Inc. and Front Office
                                           Technologies, Inc.

Michael J. Mellinger       47              Chairman of the Board since April 1992                  1975
                                           and President and Chief Executive Officer
                                           of the Company since 1975; Treasurer of
                                           the Company from April 1992 to February 1995.
CLASS C DIRECTOR--

Howard L. Wood             57              Chairman of Management Committee and                    1992
                                           Director of Charter Communications, Inc., a
                                           multiple system cable television operator, since
                                           November 1992; Co-founder and Managing
                                           Partner of Charter Communications Group, which
                                           was formed in November 1992 for the purpose
                                           of acquiring and managing cable television
                                           properties; Chief Executive Officer of Cencom
                                           Cable Associates, Inc., a provider of cable television
                                           services from January 1989 to November 1992,
                                           its President from July 1987 to November 1992,
                                           its Chief Financial Officer from July 1987 to January 1989 and a director from July 1987 to November 1992.


---------------
 (1) See "Compensation Committee Interlocks and Insider Participation" for further information.

                   INFORMATION CONCERNING BOARD OF DIRECTORS

         During fiscal 1996, four meetings of the Board of Directors were held. During such fiscal year, each director attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served during the period for which he or she served.

         The Board of Directors of the Company has a standing Audit Committee consisting of Ms. Cotton, Messrs. Bickel, Gallop and Wood and a standing Compensation Committee consisting of Ms. Cotton and Mr. Gallop. The purpose of the Audit Committee is to review the results and scope of the audit and services provided by the Company's independent public accountants. The purpose of the Compensation Committee is to act on behalf of the Board of Directors with respect to the compensation of directors and executive officers. The Compensation Committee also administers the Company's stock option and other benefit plans. During fiscal 1996 two Audit Committee meetings and two Compensation Committee meetings were held.

         The Company has no standing nominating committee or other committee performing a similar function.

                                 DIRECTOR FEES

         The Company pays an annual fee of $10,000 to directors who are not employees of the Company. In addition, the Company pays non-employee directors $1,000 for each Board of Directors meeting attended in person, $500 for each telephonic Board meeting attended and $500 for each committee meeting attended. The Company also reimburses directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors' fees of $66,000 were paid during fiscal 1996.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

         During fiscal year 1996, the Company paid $34,000 to CCA Consulting, Inc., which provided the Company with two studies of the information technology market in higher education and kindergarten through grade 12 education. Carole Cotton, a director of the Company, is the President of CCA Consulting, Inc., which is expected to provide consulting services to the Company in the future.

         Donald P. Gallop, a director of the Company, is Chairman of the law firm of Gallop, Johnson & Neuman, L.C. which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future.


                             EXECUTIVE COMPENSATION

         The following information is given for the fiscal years ended September 30, 1996, 1995 and 1994, concerning annual and long-term compensation for services rendered to the Company and its subsidiaries by the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company whose total salary and bonuses exceeded $100,000 (the "named executive officers").

                                                                       SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                          ------------------
                                                           ANNUAL COMPENSATION                 AWARDS
                                             ------------------------------------------   ------------------
                                                                           OTHER ANNUAL      SECURITIES           ALL OTHER
                                                                  BONUS    COMPENSATION      UNDERLYING         COMPENSATION
NAME AND PRINCIPAL POSITION                  YEAR    SALARY($)   (1) ($)      ($)(2)      OPTIONS/SARS(#)(3)      ($)(2)(4)
---------------------------                  ----    ---------   -------   ------------   ------------------    ------------
MICHAEL J. MELLINGER                         1996    277,956     255,23         --               3,000             1,500
CHAIRMAN OF THE BOARD,                       1995    269,860     196,45         --               3,000             1,500
PRESIDENT, AND CHIEF                         1994    262,000     120,00         --               3,000             1,500
EXECUTIVE OFFICER

KATHARINE W. BIGGS                           1996    105,000     31,649         --               1,875             1,680
VICE PRESIDENT,                              1995    92,700      33,639         --               1,500             1,635
CHIEF FINANCIAL                              1994    90,000      10,639         --                --               1,545
OFFICER AND TREASURER

CARL R. GRANT                                1996    95,481      30,938         --               1,875             1,860
VICE PRESIDENT                               1995    92,700      22,660         --               1,500             1,860
                                             1994    90,000      20,916         --                --               1,860

THOMAS M. RAFFERTY(5)                        1996    123,600     40,825         --               1,875             1,860
VICE PRESIDENT                               1995    120,000      7,500         --               1,500              90
                                             1994      --          --           --                --                --

JOSEPH M. BONWICH(6)                         1996    90,000      25,825         --                750              2,040
VICE PRESIDENT                               1995      --          --           --                --                --
                                             1994      --          --           --                --                --



(1) Executive officers of the Company, other than Mr. Mellinger, are entitled to receive bonuses annually at the discretion of the Board of Directors of the Company. Amounts are earned and accrued during the fiscal years indicated, and are paid subsequent to the end of each fiscal year. Mr. Mellinger received bonuses equivalent to 3.5%, 3.4%, and 2.7% of the Company's income before income tax for the years ended September 30, 1996, 1995 and 1994. See "Employment Agreement" below regarding Mr. Mellinger's employment agreement with respect to his future bonuses, if any.

(2) The named executive officers received certain perquisites during fiscal 1996, none of which in the aggregate exceeded the lesser of $50,000 or 10% of such officer's total salary and bonus for such fiscal year.

(3)      The number of shares has been adjusted to reflect the stock dividend
         paid on August 19,      1996.

(4) Includes matching Company contributions to the Company's 401(k) Profit Sharing Plan of $1,500 each for Mr. Mellinger, Ms. Biggs, Mr. Grant, Mr. Rafferty and Mr. Bonwich and matching Company contributions to the Company's Stock Purchase Plan of $180 for Ms. Biggs, $360 each for Mr. Grant and Mr. Rafferty and $540 for Mr. Bonwich.

(5)      Individual became an executive officer during fiscal 1995.

(6)      Individual became an executive officer during fiscal 1996.

                 OPTION/SAR GRANTS IN THE LAST FISCAL YEAR(1)

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                            ASSUMED ANNUAL RATES OF STOCK PRICE
                                                            INDIVIDUAL GRANTS                   APPRECIATION FOR OPTION TERM(5)
                                         -----------------------------------------------------------------------------------------
                                            NUMBER OF
                                            SECURITIE
                                                S
                                            UNDERLYIN
                                                G         % OF TOTAL     EXERCISE
                                             OPTIONS/    OPTIONS/SARS      OR
                                               SARS       GRANTED TO      BASE       EXPIRATION
                                             GRANTED     EMPLOYEES IN     PRICE         ON        0%           5%          10%
                NAME                            #        FISCAL YEAR     ($/SH) (4)    DATE       ($)          ($)         ($)
                ----                           ---       ------------   -----------  ----------   ---          ---         ---
Michael J. Mellinger                          3,000(2)          16.0%     9.33       11/16/99    -0-        6,032        12,990

Katharine W. Biggs                            1,875(3)          10.0%     9.33       11/16/00    -0-        4,833        10,680


Carl R. Grant                                 1,875(3)          10.0%     9.33       11/16/00    -0-        4,833        10,680

Thomas M. Rafferty                            1,875(3)          10.0%     9.33       11/16/00    -0-        4,833        10,680


Joseph M. Bonwich                               750(3)           4.0%     9.33       11/16/00    -0-        1,933         4,272


---------------

(1) This table and the table on page 12 have been adjusted for the 1996 stock dividend.

(2) The option listed was granted on November 16, 1995, to Mr. Mellinger in his capacity as director of the Company under the Company's
       Director Stock Option Plan and became fully exercisable six months after the date of grant.

(3) The option listed was granted on November 16, 1995, to each Vice President under the Company's 1992 Stock Option Plan and becomes fully exercisable two years after the date of grant.

(4) Exercise or base price is equal to the closing sales price as reported on the Nasdaq Stock Market (NASDAQ National Market System) on the date of grant.

(5) The dollar amounts under these columns result from calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

               AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                                                         NUMBER OF
                                                                                        SECURITIES        VALUE OF
                                                                                        UNDERLYING       UNEXERCISED
                                                                                        UNEXERCISED     IN-THE-MONEY
                                                                                       OPTIONS/SARS     OPTIONS/SARS
                                                         SHARES                        AT FY-END (#)    AT FY-END ($)
                                                        ACQUIRED          VALUE        EXERCISABLE/     EXERCISABLE/
               NAME                                 ON EXERCISE(#)     REALIZED ($)    UNEXERCISABLE    UNEXERCISABLE
               ----                                 --------------     ------------    -------------    -------------
Michael J. Mellinger                                      3,000           22,260          9,000/0         51,510/0
Katharine W. Biggs                                       11,250          104,975          0/3,375         0/18,319

Carl R. Grant                                              -0-             -0-         11,250/3,375     99,375/18,319

Thomas M. Rafferty                                         -0-             -0-            0/3,375         0/18,319
Joseph M. Bonwich                                          701            4,620           0/2,750         0/17,127

EMPLOYMENT AGREEMENT

         The Company is a party to an employment agreement with Mr. Mellinger, which agreement expires September 30, 1997 (the "Employment Agreement"), with an automatic five-year renewal, unless terminated by Mr. Mellinger or the Company upon the occurrence of certain events. Pursuant to the Employment Agreement, Mr. Mellinger has agreed to serve as the President and Chief Executive Officer of the Company in exchange for annual base compensation of $240,000 (the "Base Compensation"), as may be increased each fiscal year by the Board of Directors and payable no less frequently than monthly. For fiscal 1993 and thereafter, Mr. Mellinger's bonus, if any, shall be determined in accordance with the terms of a bonus formula as determined by the Compensation Committee. The Employment Agreement provides that Mr. Mellinger is entitled to an additional bonus of (i) 150% of the Base Compensation in the event Mr. Mellinger's employment with the Company is terminated for reasons other than for cause, permanent disability or death or there occurs a significant reduction in the position, duties or responsibilities of Mr. Mellinger (collectively, "Termination") within one year following a "Change in Control" (as defined in the Employment Agreement), (ii) 100% of Base Compensation if Termination occurs within the second year following a Change in Control, and
(iii) 50% of Base Compensation if Termination occurs within the third year following a Change in Control.

                         COMPENSATION COMMITTEE REPORT


         The Compensation Committee is committed to providing a comprehensive compensation package designed to attract and retain superior executive officers, instill a long-term commitment to the Company and insure that the interests of management and the Company's shareholders are aligned. With this in mind, the Compensation Committee's principal objective is to link executive compensation to corporate performance. The Committee's compensation policies include the following:

-     establishing compensation levels competitive with those of the
              Company's competitors and other information systems integrators and providers of information services software and networking services;

-     balancing short-term and long-term goals and performance of both the Company and individual executive officers;

-     limiting the cost of compensation to levels which are consistent with the Company's financial performance; and

-     providing executive officers who demonstrate their commitment to the Company with opportunities to build capital value through stock options.


The Compensation Committee continues to monitor qualifying compensation paid to the Company's executive officers with respect to its deductibility under
Section 162(m) of the Internal Revenue Code.

         Given the Compensation Committee's policies, the executive officers' compensation package primarily includes three elements: (1) base salary; (2) annual cash bonuses; and (3) stock options.

BASE SALARIES

         Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the relevant competitive marketplace for executive management, including a comparison to a self-selected group of the Company's competitors and other information systems integrators and providers of information services software and networking services. The comparison group in any given year may not be the same as in previous years, particularly as the Company's competitors change and the library automation industry continues to consolidate. When determining base salary, the Compensation Committee also takes into account other aspects of the entire compensation package afforded by the

Company to the individual officer, which include Company matching contributions under the 401(k) Profit Sharing Plan and the Stock Purchase Plan, and certain perquisites.

         Base salaries are reviewed annually and adjusted after consideration of the Company's performance for the year and the individual executive's contribution to that performance and achievement of individual performance objectives. In reviewing individual performance of the executive officers (other than the Chief Executive Officer), the Compensation Committee takes into account the views of Michael J. Mellinger, President and Chief Executive Officer, whose views typically are subjective, such as his expectation of changes in the officer's functional responsibility.

         Under the terms of the Employment Agreement, Mr. Mellinger's base salary for the fiscal year ended September 30, 1992, was set at $240,000. The Employment Agreement provides that the Compensation Committee may raise Mr. Mellinger's base salary after considering his individual performance, the total compensation paid to the chief executive officers of similar companies of comparable size to the Company's and such other factors deemed relevant by the Board of Directors of the Company.

         In determining Mr. Mellinger's base salary for fiscal 1996, the Compensation Committee recognized that during fiscal 1995 the Company realized record revenues, earnings and earnings per share, marking the ninth consecutive year of record earnings. In addition to its financial achievements the Company upgraded its Internet provision capability and increased the number of its DRA Net subscribers by 55%, including corporate and non-corporate library institutions; introduced a suite of access products, including DRA Find, DRA Web and DRA Kids, which complements its growing selection of available databases; and expanded its worldwide operations to include subsidiaries in Montreal, Canada and Paris, France.

Based on these results, the Compensation Committee set Mr. Mellinger's base salary for fiscal 1996 at $277,956 which reflects a raise of 3.0% over fiscal 1995.

ANNUAL BONUSES

         For fiscal 1996, the Compensation Committee determined bonuses for the Company's executive officers (excluding the Chief Executive Officer) based on formulas which provided for each officer to receive a bonus linked to performance in his or her area of responsibility. Performance was measured against both corporate and departmental goals that were established at the beginning of fiscal 1996. Total bonuses paid to these officers equaled 1.8% of the Company's income before income taxes.

         In determining Mr. Mellinger's bonus, the Compensation Committee considered the Company's financial performance and certain other non- financial achievements during fiscal 1996. The Company realized record revenues, earnings and earnings per share, marking the tenth consecutive year of record earnings. In addition the Company signed thirty-five new contracts, the second largest number in one fiscal year in the Company's history; held the rate of growth of salary and general and administrative expenses below the rate of growth of revenues; upgraded the Company's network backbone to ATM (Asynchronous Transfer Mode); and increased staffing hours at the St. Louis headquarters' customer support desk to twenty-four hours per day, seven days per week. Based upon these achievements, the Compensation Committee recommended and the Board of Directors authorized a bonus of $255,230, or 3.5% of the Company's income before income taxes, for Mr. Mellinger for fiscal 1996.

STOCK OPTIONS

         In connection with its initial public offering in July 1992, the Company began providing forms of equity participation as a key part of its overall compensation program designed to provide its executive officers and other key employees with incentives to maximize the Company's long-term financial performance and align their interests with those of the Company's shareholders. Through the Data Research Associates, Inc. 1992 Stock Option Plan (the "1992 Plan"), the Company has encouraged its executives to acquire and hold the Company's Common Stock. Executive officers, along with all of the Company's other employees, also are eligible to participate in the Data Research Associates, Inc. Stock Purchase Plan, an ongoing stock acquisition program under which an employee may defer a portion of his or her salary and receive matching Company contributions to acquire shares of Common Stock.

         In fiscal 1992, the Committee granted options to purchase Common Stock under the 1992 Plan at an exercise price equal to the initial public offering price to certain of its executive officers. In determining whether and how many options should be granted, the Committee considered the seniority of and the amount of Common Stock already held by each of the executive officers. In fiscal 1996 the Compensation Committee granted options under the 1992 Plan equally to each of the Company's executive officers (excluding the Chief Executive Officer).

                                    Respectfully submitted,

                                    COMPENSATION COMMITTEE OF THE BOARD OF
                                    DIRECTORS OF DATA RESEARCH ASSOCIATES,
                                    INC.

                                    CAROLE COTTON
                                    DONALD P. GALLOP

                               PERFORMANCE GRAPH


       Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total returns of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies) and the CRSP Index for Nasdaq Computer and Data Processing Stocks.





                                 [LINE GRAPH]








                                    Legend



Symbol  CRSP Total Returns Index for:                   09/30/91 09/30/92 09/30/93 09/30/94 094/29/95 09/30/96
                                                        -------- -------- -------- -------- --------- --------
        Data Research Associates, Inc.                              110.7    192.9    132.1     207.1    289.3
        Nasdaq Stock Market (US Companies)                  92.0    103.1    135.0    136.1     188.0    223.1
        Masdaq Computer and Data Processing Stocks          88.8    104.7    124.9    138.7     222.2    275.5
        SIC 7370-7379 US & Foreign


NOTES:
    A. The lines represent monthly index dervied from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 07/07/92.

                      TRANSACTIONS WITH ISSUER AND OTHERS

       Pursuant to an equipment lease which expired on April 15, 1996, the Company leased its office phone equipment from Davandy Management, Inc. ("Davandy"). Upon expiration of the lease the Company did not exercise its option to purchase the equipment at fair market value but has continued to lease the equipment on a month-to-month basis at a monthly rate of $1,640. During fiscal 1996, Davandy received $19,680 in payments from the Company for the use of such equipment. Michael J. Mellinger, the Company's President and Chief Executive Officer, is the president and sole shareholder of Davandy.

       During fiscal year 1996, the Company paid $34,000 to CCA Consulting, Inc., which provided the Company with two studies of the information technology market in higher education and kindergarten through grade 12 education. Carole Cotton, a director of the Company, is the President of CCA Consulting, Inc., which is expected to provide consulting services to the Company in the future.

       Donald P. Gallop, a director of the Company, is Chairman of the law firm of Gallop, Johnson & Neuman, L.C. which has provided legal services to the Company in prior years and is expected to provide legal services to the Company in the future.

       Management of the Company believes that the terms and conditions of the above-described transactions were no less favorable to the Company than those which would have been available to the Company in comparable transactions with unaffiliated persons.


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. There are no known failures to file any forms required under Section 16(a). Based on review of the copies of such forms furnished to the Company, the Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1996.

          PROPOSAL 2 - APPROVAL OF THE DATA RESEARCH ASSOCIATES, INC.
                       AMENDED DIRECTOR STOCK OPTION PLAN

       On November 18, 1992, the Board of Directors adopted the Data Research Associates, Inc. Director Stock Option Plan (the "Director Plan") for directors of the Company. The Director Plan made 75,000 shares of Common Stock (adjusted for the 1996 stock dividend) available for issuance thereunder. On November 21, 1996, the Board of Directors amended the Director Plan in order to increase the number of shares of Common Stock available for issuance from 75,000 to 175,000 and to extend the expiration date of the Director Plan from November 18, 1997, to November 18, 2002 (the "Amendment"). The Board of Directors directed that the Amendment be submitted to the shareholders of the Company for their approval. Otherwise, the Director Plan and its terms and conditions shall remain unchanged. The Amendment will become effective only if the holders of at least a majority of the issued and outstanding shares of Common Stock present at the Annual Meeting in person or by proxy vote for the approval of the Amendment.

       The Director Plan is intended to be a "formula award" plan under Rule 16b-3 and is administered by the Compensation Committee of the Board of Directors of the Company. The Director Plan provides for the automatic grant, on the date of the first regularly scheduled meeting of the Board of Directors following the end of the Company's preceding fiscal year, of options to purchase 3,000 shares of Common Stock (adjusted for the 1996 stock dividend) to all directors of the Company, including members of the Compensation Committee, advisory directors and directors emeritus, during each year of service rendered by any such director during the term of the Director Plan. As indicated above, a maximum of 75,000 shares of Common Stock currently may be issued pursuant to options granted under the Director Plan and of that amount, only 15,000 shares remain available for future grants of options. The Board believes that option grants under the Director Plan will continue to be an important ingredient in increasing the directors' proprietary interest in the business of the Company and providing them with an increased personal interest in the continued success and progress of the Company.

       The Director Plan will expire on, and no options may be granted thereunder, after November 18, 1997, subject to the right of the Board of Directors to terminate such Director Plan at any time prior thereto. The Board of Directors may amend the 1992 Plan at any time provided that it may amend the Plan no more than once every six months.

       An option enables the optionee to purchase shares of Common Stock at the exercise price. The exercise price per share may not be less than the fair market value of the Common Stock at the time the option is granted. The purchase price may be paid in cash or, with the consent of the Compensation Committee, stock of the Company. Options are exercisable in whole or in part (except as may be provided in the agreement relating to such option),but in no event is an option or any portion thereof exercisable until at least six months after the date of grant. Once issued, such options are non-forfeitable from and after the date of grant and until the expiration of the options. Options granted under the Director Plan and all unexercised rights thereunder expire automatically upon the earlier of (i) the date an optionee ceases to hold office as a director of the Company for any reason other than retirement, death or disability; (ii) the date which is three months following the effective date of the optionee's retirement from service on the Board of Directors of the Company; (iii) the date which is one year following the date on which the optionee's service on the Board of Directors of the Company ceases due to death or disability, and (iv) the date four (4) years after the date of grant of the option. Options granted under the Director Plan are nontransferable and subject to the terms and conditions of agreements entered into between the directors receiving such options and the Company, in accordance with and subject to the terms and conditions of the Director Plan.

       No options have been granted with respect to the additional shares of Common Stock to which the Amendment relates. The last reported sale price of Common Stock on December 12, 1996, as reported on the NASDAQ National Market System was $14.50.

FEDERAL INCOME TAX CONSEQUENCES

       The following is a brief summary of the federal income tax consequences of the awards which may be granted under the Director Plan. This discussion is for purposes of general information only and does not address the specific facts and circumstances that may apply to individual award recipients. All persons who receive awards under the Director Plan should consult their own tax advisor to determine the particular tax consequences to them of their awards.

       Persons receiving nonqualified stock options under the Director Plan will not recognize any income for federal income tax purposes upon the grant to them of the options, nor will the Company receive any tax deduction at the time of grant. Upon exercise of a nonqualified stock option, in cash or by surrender of stock already owned, the difference between the fair market value of the shares acquired at exercise and the purchase price paid therefor will be treated as ordinary income received as additional compensation, subject to federal income tax withholding and employment tax provisions, and the Company will receive a corresponding tax deduction. Generally, subsequent disposition of the option shares will result in recognition by the holder of capital gain or loss.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE DIRECTOR STOCK OPTION PLAN, WHICH IS ITEM 2 ON THE PROXY CARD.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

       The firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended September 30, 1996, and for a number of years prior thereto, and the Board of Directors has selected this firm to serve as independent auditors for the fiscal year ending September 30, 1997. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have the opportunity to make statements and respond to appropriate questions from shareholders.

                                 ANNUAL REPORT

       The Annual Report of the Company for fiscal 1996 accompanies this notice.


                      FUTURE PROPOSALS OF SECURITY HOLDERS

       All proposals of security holders intended to be presented at the 1998 annual meeting of shareholders must be received by the Company not later than September 5, 1997, for inclusion in the Company's 1998 Proxy Statement and form of proxy relating to such meeting.


                                 OTHER BUSINESS

       The Board of Directors knows of no business to be brought before the Annual Meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the person named in the solicited proxy to vote the proxy on such matters in accordance with his judgment.

                                 MISCELLANEOUS

       The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses.

       Shareholders are urged to mark, sign, date and send in their proxies without delay.

       A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING RELATED FINANCIAL STATEMENT SCHEDULES) IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE SECRETARY, DATA RESEARCH ASSOCIATES, INC., 1276 NORTH WARSON ROAD, ST. LOUIS, MISSOURI 63132.

                                              By Order of the Board of Directors

                                                              POLLY C. MELLINGER
                                                                     Secretary

St. Louis, Missouri
January 3, 1997

                                The undersigned hereby appoints Michael J.
                                Mellinger the true and lawful attorney-in-fact, agent and proxy of the undersigned to vote at the Annual Meeting of Shareholders of Data
                                Research Associates, Inc. to be held on
                                Wednesday, February 12, 1997, commencing at 4:00 p.m. at The Ritz-Carlton Hotel, 100 Carondelet
                                Plaza, St. Louis, Missouri 63105 and at any and all adjournments thereof, according to the number of votes which the undersigned would possess if personally present, for the purpose of considering and taking action upon the following as more fully set forth in the Proxy
DATA RESEARCH ASSOCIATES, INC.  Statement of the Company dated January 3, 1997:


     THIS PROXY IS SOLICITED            DIRECTORS RECOMMEND A VOTE FOR
     BY THE BOARD OF DIRECTORS    1.Election of Class B Directors:
     FOR THE 1997 ANNUAL            FOR nominee   [ ] Carole Cotton  [ ] Donald P. Gallop
     MEETING OF SHAREHOLDERS        WITHHOLD AUTHORITY to vote for nominee listed below
                                                  [ ] Carole Cotton  [ ] Donald P. Gallop
               PROXY              2.Approval of Amendment to Director Stock Option Plan:
                                    [ ] FOR       [ ] AGAINST        [ ] ABSTAIN
                                  3.In his discretion with respect to such other business
                                    as may properly come before the meeting or any
                                    adjournment thereof.








THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE CLASS B DIRECTORS UNDER PROPOSAL 1 AND FOR
PROPOSAL 2 AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned hereby acknowledges receipt of copies of the Notice of Annual
Meeting of Shareholders and Proxy Statement, each dated January 3, 1997 and the
Annual Report of the Company for fiscal 1996.

                                _____________________________________________

Dated:_____________,1997
                                _____________________________________________

                                Please sign name(s) exactly as it appears on this proxy. In the case of joint holders, all should sign. Executors, administrators, trustees and attorneys-in-fact should so indicate when signing. If executed by a corporation, this proxy should be signed by a duly authorized officer. If executed by a partnership, this proxy should be signed by an authorized partner.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.